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                                                                    EXHIBIT 10.1


                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment to Employment Agreement is entered into this 13th day of December 1999 between Herman M. Frietsch, a resident of Houston, Texas ("Executive") and Intelect Communications, Inc., a Delaware corporation.

1. The Company and Executive have previously entered into that certain Employment Agreement dated July 1, 1998 (the "Employment Agreement").

2. In order to clarify the operation of certain of the provisions of the Employment Agreement, the parties hereby desire to amend the Employment Agreement as follows.

         NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The first sentence of Section 5(b) is deleted in its entirety and replaced with the following:

         "The Company and Executive agree that in the event that the Executive's employment with the Company is terminated by the Executive pursuant to Section 10(a) hereof or by the Company other than as specified in Section 9(a)(iii) hereunder, all unvested stock options issued and outstanding to the Executive as of the date of notice of termination shall vest upon (i) the effectiveness of the notice of termination of employment delivered pursuant to Section 10(a) hereof, or (ii) such date that written notice of termination is delivered to Executive."

2. As amended hereby, the Employment Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the parties hereby execute this amendment effective the date first written above.

                                 "COMPANY"
                                 INTELECT COMMUNICATIONS, INC.

                                 By: /s/ Robert P. Capps
                                     -------------------------------------------
                                     Robert P. Capps, Executive Vice
                                     President and Chief Financial Officer

                                 "EXECUTIVE"

                                 By: /s/ Herman M. Frietsch
                                     -------------------------------------------
                                     Herman M. Frietsch

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                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                          INTELECT COMMUNICATIONS, INC.
                                       AND
                               HERMAN M. FRIETSCH

Effective the 1st day of July, 1998 (the "Effective Date"), HERMAN M. FRIETSCH ("Executive") and INTELECT COMMUNICATIONS, INC., a Delaware corporation ("Company"), hereby agree as follows:

1.       TERM

         Subject to the provisions for earlier termination specified hereunder, the initial Term of Executive's employment by Company under this Agreement is three (3) years extending from the Effective Date hereof to June 30, 2001. Thereafter, the Term of this Agreement shall be continuous, provided however that Company, if terminating this Agreement on any basis other than as provided in Section 9 hereof, shall provide written notice of termination to Executive and the effective date of such termination shall be on the next December 31 following three years from Executive's receipt of such notice. For example, notice of termination received by Executive on August 15, 1999 would have an effective date of December 31, 2002.

2.       TITLE AND DUTIES

         During the Term, Executive shall be employed by Company as its Chairman and Chief Executive Officer. Executive shall devote his full time and best efforts exclusively to the Company, provided, however, that the foregoing shall not preclude Executive from engaging in charitable and community affairs, managing his personal passive investments, and accepting membership and serving on boards of other companies with the prior approval of the Company's Board of Directors (not to be unreasonably withheld), provided that none of such activities or managing shall interfere with, or be inconsistent with, the performance of his duties hereunder. Executive shall perform such duties, which shall not be inconsistent with his position as Chairman and Chief Executive Officer of Company and as are agreed from time to time with the Board of Directors of the Company and any other duties undertaken or accepted by Executive. Executive shall operate within the Company's bylaws, goals, guidelines, budgets, directives, policies and procedures. Company agrees to use its best efforts to cause Executive to be elected to hold a position on the Board of Directors of Company (or its successor in interest), at each annual meeting of stockholders at which Executive's director class comes up for election. Executive agrees to serve on the Board if elected. Executive agrees to serve as Company's designee for similar or related positions on the boards of directors and in the senior management of the Company's subsidiaries and affiliates, which may also provide Executive with compensation for such additional responsibilities and obligations with prior approval by the Company's Board of Directors.


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3.       SALARY

         Executive shall receive a minimum base salary of $275,000 per annum during the term hereof. Salary payments shall be made in equal installments in accordance with Company's then prevailing payroll policy. It is expressly acknowledged that the level of Executive's salary and overall compensation hereunder may be increased from time to time by action of the Compensation Committee in respect of the operating performance of the Company, the increasing complexity and scope of Company's activities and the increasing participation and importance of Executive's services and position.

4.       BONUS

         For each full year of the Term completed by Executive, Executive will be eligible for an annual discretionary bonus which will be determined by the Compensation Committee of the Board of Directors. Pursuant to Company's applicable bonus policies or bonus plan as in effect from time to time, such bonus may be determined according to criteria intended to qualify under Section 162(m) of the Internal Revenue Code, as amended (the "Code").

5.       STOCK OPTIONS

         (a) Executive shall be entitled to be granted stock options to purchase common stock of Company pursuant to Company's 1995 Stock Incentive Plan as amended from time to time and related rules, or pursuant to such stock option plan as may hereafter be duly adopted by Company and related rules (the applicable plan and rules pursuant to which such options shall be granted being hereinafter referred to as the "Plan") in such amounts and on such terms as shall be determined by the Stock Option Committee of the Company.

         (b) The Company and Executive agree that in the event that the Executive's employment with the Company is terminated by the Company on any basis other than as specified in Section 9(a)(iii) hereunder, all unvested stock options issued and outstanding to the Executive as of the date of notice of termination shall vest upon such date that written notice of termination is delivered to Executive. The parties also agree that with respect to any stock options granted by the Company which are outstanding as of the date that written notice of termination is provided to Executive, the expiration date of any and all such stock options shall be the corresponding December 31st effective date of termination of the Agreement as established under Section 1 hereof. All stock option agreements outstanding between the Company and Executive as of the date of the execution of this Agreement, and all stock option agreements which may be executed hereafter by and between such parties, are hereby amended and modified to conform and shall conform to the text of this Section 5(b) as if the text hereof were fully set forth in the text of each such stock option agreement.


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6.       BENEFITS AND PERQUISITES

         At any given time during the Term of this Agreement, Executive shall be entitled to receive the benefits and perquisites then currently made available to senior executives of Company and such other arrangements as may from time to time be appropriate for Executive's position, as designated by the Compensation Committee.

7.       REIMBURSEMENT FOR EXPENSES

Executive shall be expected to incur various business expenses customarily incurred by persons holding like position, including but not limited to traveling, entertainment and similar expenses, all of which are to be incurred by Executive for the benefit of Company. Subject to Company's policy regarding the reimbursement and non-reimbursement of such expenses (which policy does not necessarily provide for reimbursement of all such expenses but which shall be applied to Executive in a manner consistent with the application of such policy to other senior executives of the Company), Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to Company for such expenses.

8.       PROTECTION OF COMPANY'S INTERESTS

         (a) During the term of Executive's employment by Company, Executive will not compete in any manner, directly or indirectly, whether as a principal, employee, consultant, agent, owner or otherwise, with Company or any affiliate thereof, except that the foregoing will not prevent Executive from holding at any time less than 5% of the outstanding capital stock of any company whose stock is publicly traded.

         (b) Any confidential and/or proprietary information of Company or any affiliate thereof (including, without limitation, any information relating to the identities, capabilities, compensatory and contractual arrangements and/or general personnel data of employees of Company and its affiliates to which Executive has access) shall not be used by Executive or disclosed or made available by Executive to any person except as required in the course of his employment, and upon expiration or earlier termination of the term of this Agreement, Executive shall return to Company all such information that exists in written or other physical form (and all copies thereof) under his control.

9.       TERMINATION BY COMPANY

         (a) Company shall have the right to terminate Executive's employment with Company under the following circumstances:

                  (i) Upon death of Executive.

                  (ii) Upon notice from Company to Executive in the event of illness or other disability which has totally and permanently incapacitated him from performing his duties for six consecutive months as determined in good faith by the Board of Directors.


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                  (iii) For good cause, effective (A) immediately upon notice from Company if Company shall reasonably determine that the conduct or cause specified in such notice is not curable; or (B) upon thirty days' notice from Company, if Company shall determine that the conduct or cause specified in such notice is curable, unless Executive has, within ten days after the date such notice has been given by Company, commenced in good faith to cure the conduct or cause specified in such notice and has completed such cure within 30 days following the date of such notice. Termination by Company of Executive's employment for "good cause" or "fault" as used in this Agreement shall be limited to: (a) conviction of a felony or a crime of moral turpitude which, in the reasonable good faith judgment of the Board, materially damages the reputation of the Company or would materially interfere with the Executive's performance of duties under this Agreement, (b) gross negligence, gross malfeasance or gross non-feasance by Executive in the performance of his duties under this Agreement (excepting where arising from temporary inability to perform arising from a short term illness and/or recovery therefrom), (c) willful misconduct of Executive intended to have, and having, a material adverse affect on the Company, (d) sustained refusal of Executive to follow specific written directions of the Board within the normal scope of the duties of Executive established consistent with Section 2 hereof, and (e) material breach of Executive's obligations under Section 8 hereof.

         (b) Whenever compensation is payable to Executive hereunder during a time when he is partially or totally disabled and such disability would entitle him to disability income or to salary continuation payments from Company according to the terms of any plan now or hereafter provided by Company or according to any Company policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive by any insurance company under an insurance policy paid for by Company, the amounts paid to him by said insurance company shall be considered to be part of the payments to be made by Company to him pursuant to this Section 11(b) and shall not be in addition thereto.

10.      TERMINATION BY EXECUTIVE

         (a) Executive shall have the right to terminate his employment under this Agreement upon 30 days' notice to Company given within 60 days following the occurrence of any of the following events, provided that Company shall have 20 days after the date such notice has been given to Company in which to cure the conduct or cause specified in such notice:

                  (i) Executive is not elected or retained in accordance with
Section 2 hereof as Chairman and Chief Executive Officer and a director of Company.

                  (ii) Company shall assign duties to Executive hereunder which are materially inconsistent with his position as Chairman and Chief Executive Officer.

                  (iii) Company shall reduce Executive's salary or shall deny his eligibility for annual discretionary bonuses, or Company shall fail to make any compensation payment required hereunder.


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         (b) Additionally, following the Initial Term of this Agreement,
Executive shall have the right to terminate this Agreement on three (3) months' advance written notice to Company, and in such event Company shall not be obligated to pay Executive the Non-Fault Payment, the Termination Payment or the Change of Control Termination Payment specified hereunder.

11. SEVERANCE: NON-FAULT PAYMENT, CONTRACT TERMINATION PAYMENT, CHANGE OF CONTROL TERMINATION PAYMENT

         (a) In the event that this Agreement with Executive is terminated on any basis other than as specified in Section 9(a)(iii) or Section 10 (b) hereof, Executive or his estate may elect to receive a lump sum payment equal to the present value (based on Company's then current cost of borrowing) of three years' compensation at 100% of Executive's highest base salary in effect at the time of or prior to the Non-Fault Termination of Executive's employment (the "Non-Fault Payment").

         (b) In the event that this Agreement with Executive is terminated pursuant to Section 10 (a)(i), (ii), or (iii) hereof, Company shall pay to Executive a cash contract termination payment of the greater of $1,000,000 or the sum of three years' compensation at 100% of Executive's highest base salary in effect at the time of or prior to such termination (the "Termination Payment").

         (c) In the event that this Agreement with Executive is terminated by the Company following a change of control of the Company, Company shall pay to Executive a cash contract termination payment in an amount equal to equal to that calculated under Section 11(b) hereof (the "Change of Control Termination Payment"). "Change of control" for purposes hereof shall be deemed to have occurred as of the time of any of the following events: (i) the consolidation, merger or other business combination with or into another person or entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of the Company) involving the issuance, exchange or sale of more than 49.9% of the shares of the Company's Common Stock then outstanding, (ii) the sale or transfer of all or substantially all of the Company's assets, or (iii) a purchase, tender or exchange offer made to the holders of more than 49.9% of the outstanding shares of the Company's Common Stock.

         (d) Company may purchase insurance to cover all or any part of its obligations set forth in this Section, and Executive agrees to take a physical examination to facilitate the obtaining of such insurance. The Non-Fault Payment, the Termination Payment (if applicable) and the Change of Control Termination Payment (if applicable) shall be made to Executive (or to his estate, if applicable) not later than the earlier of (i) 30 days after the date that such payment shall not be subject to Section 162(m) of the Code, or (ii) four months after the end of the last fiscal year of Company during which Executive was employed by Company.

12.      EXCLUSIVE REMEDY

         Executive acknowledges and agrees that the Non-Fault Payment, Termination Payment (if applicable) and the Change of Control Termination Payment (if applicable) payable in the event of a Non-Fault Termination, and the provisions relating to any Non-Fault Termination set forth in

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Section 5 hereof regarding stock options (including, if applicable, any alternative provisions which might be subsequently agreed to in accordance with
Section 5 hereof) are fair and reasonable and shall constitute Executive's sole ant exclusive remedy, in lieu of all rights and claims of Executive, at law or in equity, for a Non-Fault Termination, including, expressly, for termination of his employment by Company in a manner which shall constitute a breach of this Agreement, and for all other rights and claims of any nature whatsoever related to any such termination, and Executive hereby irrevocably waives all rights and claims of any nature whatsoever in respect of any such termination except for such Non-Fault Payment, Termination Payment (if applicable), Change of Control Termination Payment (if applicable) and provisions relating to stock options. Such payments shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures following a Non-Fault Termination.

13.      ASSIGNMENT

         Company may assign this Agreement or all or any part of its rights hereunder to any entity that succeeds to all or substantially all of Company's assets or that holds, directly or indirectly, all or substantially all of the capital stock of Company or that is otherwise a successor in interest to Company generally, and this Agreement shall inure to the benefit of, and be binding upon, such assignee or successor in interest. This Agreement is personal to Executive and Executive may not, without the express written permission of Company, assign or pledge any rights or obligations hereunder to any person, firm, corporation or other entity.

14.      CERTAIN PAYMENTS

         The parties believe that the payments to Executive and the vesting of stock options under certain circumstances specified hereunder do not constitute "Excess Parachute Payments" under Section 280G of the Code. Notwithstanding such belief, if any payment or benefit under this Agreement, including but not limited to those under Sections 5 or 9 hereof, is determined to be an "Excess Parachute Payment" Company shall pay Executive an additional amount ("Tax Payment") such that (x) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law.

15.      KEY MAN INSURANCE

         Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, disability, accident or other insurance covering Executive and Executive shall have no right, title or interest in or to such insurance. Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

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16.      INDEMNIFICATION

         Executive is entitled to the maximum indemnification rights provided under the Certificate of Incorporation of the Company, as amended from time to time. The Company agrees to maintain directors and officers liability insurance covering Executive to the full extent that the Company provides such coverage to its other senior executives, including but not limited to indemnification effective during post-employment status of Executive.

17.      ENTIRE AGREEMENT; AMENDMENTS, WAIVER; GOVERNING LAW; ARBITRATION, ETC.

         (a) This Agreement supersedes all prior and/or contemporaneous agreements and/or statements, whether written or oral, concerning the terms of Executive's employment, and no amendment or modification of this Agreement shall be binding unless set for in a writing signed by Company and Executive. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be effective unless in writing and signed by the party effecting the waiver, and no such waiver shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

         (b) In the event of any conflict between my provision of this Agreement and any present or future statute law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

         (c) Any dispute arising out of the terms and conditions of this Agreement or the breach hereof shall be settled by binding arbitration in the City of Houston in accordance with the laws of the State of Texas. The arbitration shall be conducted accordance with the rules of the American Arbitration Association then in effect. Each party shall bear its own attorney's fees and shall share equally the cost of arbitration. However, if Executive prevails in a challenge as to the Company's determination of good cause, Executive shall be reimbursed by the Company for any reasonable costs or expenses incurred in such challenge including reasonable attorney's fees and cost of arbitration.

         (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

18.      NOTICES

         All notices that either party is required or may desire to give the other shall be in writing shall be effective (i) upon personal delivery or (ii) three business days after deposit of same with the United States Postal Service for delivery by certified mail, return receipt requested, addressed to the party to be given notice as follows:


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         To Company:       Intelect Communications, Inc
                           1100 Executive Drive
                           Richardson, Texas 75081
                           Attn: Board of Directors

         With copy to:     Ryan & Sudan, L.L.P.
                           909 Fannin, Suite 3900
                           Houston Texas 77010-1010

         To Executive:     Herman M. Frietsch
                           3002 Quenby
                           Houston, Texas 77005

Either party may by written notice designate a different address for the other party's delivery of notices.

19.      HEADINGS

         The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          "COMPANY"
                                          INTELECT COMMUNICATIONS, INC.


                                          /s/ Ed Ducayet
                                          --------------------------------------
                                          Ed Ducayet, Chief Financial Officer

                                          "EXECUTIVE"


                                          /s/ Herman M. Frietsch
                                          --------------------------------------
                                          Herman M. Frietsch


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